Exhibit 99.1

MOSSIMO, INC. AND MOSSIMO GIANNULLI ANNOUNCE AMENDMENT OF MERGER AGREEMENT

SANTA MONICA, CA (October 31, 2005) - Mossimo, Inc. (NASDAQ: MOSS) (the “Company”) and Mossimo Giannulli (“Giannulli”) announced today that the Special Committee of the Company’s Board of Directors and Giannulli have agreed to amend the Agreement and Plan of Merger (the “Merger Agreement”) entered into by the Company, Giannulli, Mossimo Acquisition Corp. (MAC), a wholly-owned subsidiary of Mossimo Holding Corp. (MHC), itself a corporation wholly-owned by Giannulli, and MHC, on September 21, 2005, to extend the deadline for commencing the tender offer contemplated by the Merger Agreement from October 31, 2005 to November 14, 2005, and to extend the deadline for completion of the tender offer from January 31, 2006 to February 14, 2006.

The amendment to the Merger Agreement was made to give Giannulli and MAC additional time to commence the tender offer.  Commencement of the tender offer was deferred by Giannulli and MAC to allow Giannulli and the Special Committee to consider an unsolicited proposal received from a third party indicating an interest in pursuing a business combination with the Company which may have resulted in the Company’s stockholders, including Giannulli, receiving consideration representing a premium to the cash consideration contemplated by the existing Merger Agreement.  However, after reviewing the third party proposal, Giannulli concluded that it was unlikely to lead to a transaction that he would be willing to accept and that he believed the Special Committee would be prepared to endorse, due in part to uncertainties regarding the economic and other terms of the proposal and the availability of required third party consents.

Giannulli and MAC expect to commence the tender offer before November 14, 2005, with the goal of completing the transaction before the end of the year.  The tender offer will be subject to the condition that the majority of the publicly held minority shares are validly tendered and not withdrawn before the expiration of the tender offer, as well as other customary conditions, including the receipt of financing sufficient to complete the tender offer and the merger.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

This press release is intended for informational purposes only and is not an offer to buy, a solicitation of an offer to sell or a recommendation to sell any shares of Mossimo, Inc. common stock. The solicitation of offers to sell Mossimo, Inc. shares will only be made pursuant to a tender offer statement on Schedule TO and an offer to purchase and related materials. Mossimo, Inc. stockholders and other interested parties are urged to read the tender offer statement on Schedule TO, the offer to purchase and Mossimo, Inc.’s solicitation/recommendation statement on Schedule 14D-9 and other relevant documents filed with the SEC by Giannulli, MHC, MAC and Mossimo, Inc. when they become available because they will contain important information. Mossimo, Inc. stockholders will be able to obtain such documents free of charge at the SEC’s web site: www.sec.gov or by directing a request to Mossimo, Inc. at 2014 Broadway, Santa Monica, CA 90404, Attention: Chief Financial Officer.

CAUTIONARY STATEMENT: Statements in this release represent the current intentions, plans, expectations and beliefs of Giannulli and Mossimo, Inc. and involve risks and uncertainties that could cause actual events to differ materially from the events described in this release, including risks or uncertainties related to  whether the conditions to the tender offer will be satisfied, and if not, whether the tender offer and merger will be completed, as well as changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the apparel industry or the business or prospects of Mossimo, Inc. Giannulli and Mossimo, Inc. wish to caution the reader that these factors, as well as other factors described or to be described in Giannulli’s or Mossimo, Inc.’s SEC filings with respect to the transaction, are among the factors that could cause actual events or results to differ materially from Giannulli’s or Mossimo, Inc.’s current expectations described herein.

CONTACT:

Mossimo, Inc.

Edwin Lewis

President & Co-CEO

310-460-0245

or

Investor Relations:

Integrated Corporate Relations

Chad A. Jacobs

Brendon Frey

203-682-8200